For More Information Contact:	Exhibit 99.1

Investors and Worldwide Media:	North American Media:
Ria Marie Carlson +1 714 382-4400	Marie Meoli (714) 382-2190
ria.carlson@ingrammicro.com	marie.meoli@ingrammicro.com

Investors:
Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS
FOURTH QUARTER, FULL-YEAR 2004 RESULTS

Annual revenues surpass $25 billion
Fourth-quarter sales, operating margins hit four-year highs;
Quarterly operating income increases more than 20 percent

     SANTA ANA, Calif., Feb. 24, 2005 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the fourth quarter and fiscal year of 2004 (ended Jan. 1, 2005).

     Worldwide sales for the fourth quarter were $7.45 billion, a 10.2-percent increase over sales of $6.76 billion in the comparable period last year. This includes approximately $400 million in sales from the former Tech Pacific, which was acquired by the company on Nov. 10, 2004.

     Fourth-quarter net income based on generally accepted accounting principles (GAAP) was $79.2 million or $0.48 per diluted share, which includes benefits of $19.3 million ($14.2 million net of tax or $0.08 per diluted share), primarily comprised of a foreign-exchange gain related to currency hedging of the company’s Australian dollar-denominated purchase of Tech Pacific. In the year-ago period, net income was $46.4 million or $0.30 per diluted share, which included $8.7 million (approximately $5.9 million net of tax or $0.04 per diluted share) of major-program costs associated with the company’s profit-enhancement program.

     Net income on a non-GAAP basis, which excludes the benefits described above, was $65.0 million or $0.40 per share. This compares to year-ago net income excluding major-program costs of $52.3 million or $0.34 per diluted share. The company reports net income on a non-GAAP basis in order to enhance investors’ understanding of operating performance and present meaningful comparisons.

     “I congratulate our associates in every region for a strong finish to a historic year,” said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. “In the fourth quarter, we posted the highest operating margins in four years and exceeded our guidance range for sales and net income, while closing the largest acquisition in the company’s history. We are particularly pleased to deliver sales growth over last year’s 14-

week fourth quarter, which was extraordinarily strong due to explosive European demand and extra selling days.”

Additional Fourth-Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

•	Regional Sales:

	°	North American sales were 42 percent of the total or $3.14 billion, an increase of 2 percent versus year- ago sales of $3.08 billion.

	°	European sales were 40 percent of the total or $2.99 billion versus $2.77 billion in the year-ago quarter. The growth was driven by the strengthening European currencies; in local currencies, sales were approximately flat with the extraordinarily strong quarter in the prior year.

	°	Asia-Pacific sales were 13 percent of the total or $986 million, approximately $400 million of which was generated by the former Tech Pacific. Excluding the acquired revenues, sales in Asia-Pacific declined 2 percent versus sales of $599 million in the prior-year period, the result of the company’s focus on strengthening the business model, emphasizing sales discipline and optimizing profitability.

	°	Latin American sales were 5 percent of the total or $337 million, an increase of 7 percent versus year- ago sales of $315 million.

•	Gross margin improved 26 basis points – to 5.63 percent versus 5.37 percent in the year-ago quarter. Increased seasonal activity in the Ingram Micro Logistics division had a favorable impact on gross margin. In the year-ago quarter, gross margin was adversely affected by inventory losses in Asia-Pacific and the underperformance of the company’s German-based networking business.

•	Operating expenses were $310.8 million or 4.17 percent of revenues versus $282.3 million or 4.18 percent of revenues in the year-ago period, which had additional expenses due to the 14-week quarter. The acquired Tech Pacific operations and the translation impact of the strengthening European currencies added approximately $15 million and $9 million, respectively, to the quarter’s operating expenses compared to the prior-year period. In addition, increased seasonal activity in the Ingram Micro Logistics division and higher performance-based compensation costs had an unfavorable impact compared to the prior year. For comparison purposes, non-GAAP operating expenses excluding benefits relating to the favorable resolution of lease termination costs in 2004 and major-program costs in 2003 were $311.2 million or 4.18 percent of revenues versus $273.6 million or 4.05 percent of revenues, respectively.

•	Operating Income was $108.7 million or 1.46 percent of revenues versus $81.0 million or 1.20 percent of revenues in the year-ago period. For comparison purposes, non-GAAP operating income excluding benefits relating to the favorable resolution of lease termination costs in 2004 and major-program costs in 2003 was $108.3 million or 1.45 percent of revenues versus $89.7 million or 1.33 percent of revenues, respectively.

	°	North American operating income was $37.9 million or 1.21 percent of revenues versus $45.7 million or 1.48 percent of revenues in the year-ago quarter. For comparison purposes, North American operating income on a non-GAAP basis, which excludes major-program costs, was $38.1 million or 1.21 percent of revenues versus $51.6 million or 1.68 percent of revenues in the prior-year period.

	°	European operating income was $57.9 million or 1.94 percent of revenues versus $44.8 million or 1.62 percent of revenues in the year-ago quarter. For comparison purposes, European operating income on a non-GAAP basis, which excludes a reorganization benefit in 2004 and major-program costs in 2003, was $57.2 million or 1.91 percent of revenues versus $46.7 million or 1.69 percent of revenues, respectively.

	°	Asia-Pacific operating income was $7.2 million or 0.73 percent of revenues versus an operating loss of $7.9 million posted in the year-ago quarter. Operating margins for the Tech Pacific business since the acquisition closed on Nov. 10, 2004, were approximately 2 percent of revenues.

	°	Latin American operating income was $5.8 million or 1.71 percent of revenues versus an operating loss of $1.6 million in the year-ago quarter, which included $768,000 in major-program costs.

•	Other income for the quarter was $6.4 million, which includes the currency-hedge gain.

	°	Excluding this gain, other expenses were $12.4 million, slightly less than the $12.8 million posted a year ago despite the 10-percent increase in sales and cash used in the Tech Pacific operation, primarily due to continued strong working capital management.

•	Total depreciation was $14.1 million.

•	Capital expenditures were approximately $10.8 million.

Balance Sheet

  The cash balance at the end of the quarter was $398 million, a 43-percent increase over the $280 million balance at the end of 2003 despite the cash acquisition of Tech Pacific.

  Inventory was $2.18 billion or 28 days on hand compared to $1.92 billion or 29 days on hand at the end of the prior year.

  Working capital days were 19 compared to 22 at the end of the prior year. On a non-GAAP basis, which includes off-balance sheet financing related to the Company’s accounts receivables financing facilities, working capital days were 23 at the end of the prior year.

  Total debt was $515 million or 19 percent of capitalization, slightly higher than a year ago due to greater sales volume and the acquisition of Tech Pacific.

     “Our performance for the quarter and the year was driven by the strength of our regions, all of which ended 2004 with solid operating profits,” said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. “Despite the challenging comparisons to the fourth quarter of last year, the European region significantly improved operating margins while making the final investment in improving its German-based networking business. North America also faced a tough prior-year comparison in an intensely competitive market, but improved sales over last year and delivered strong results in its logistics business, continuing its steady progress toward its operating margin goals. In Asia-Pacific, process improvements and stronger management drove significant improvements in profitability, even without the benefits of the Tech Pacific acquisition. And, Latin America has become one of our star performers, emerging from last year’s operating loss to deliver operating margins that are more than 200 basis points higher than the year-ago period.”

Fiscal Year Results

     For the 52 weeks ended Jan. 1, 2005, worldwide sales were $25.46 billion versus $22.61 billion in 2004 – a 12.6-percent increase, of which the translation impact of the strengthening European currencies contributed approximately four percentage points. Regionally, North America generated 46 percent of total annual revenues at $11.78 billion (a 7-percent increase); Europe generated 39 percent of revenues at $9.84 billion (a 19-percent increase, of which the translation impact of the strengthening European currencies contributed approximately 11 percentage points); Asia-Pacific generated 11 percent of revenues at $2.74 billion (an 18-percent increase, which primarily reflects the addition of Tech Pacific) and Latin America generated 4 percent of revenues at $1.10 billion (a 4-percent increase). The full-year gross margin was 5.51 percent, an increase of 10 basis points versus 2003.

     Operating income was $283.4 million or 1.11 percent of revenues versus $156.2 million or 0.69 percent of revenues for 2003. Operating income on a non-GAAP basis in 2004 – which excludes a credit of $2.9 million related primarily to the favorable resolution of lease termination costs from our profit-enhancement program – was $280.5 million or 1.10 percent of revenues. In 2003, operating income on a non-GAAP basis, which excludes $45.4 million in major-program costs, was $201.6 million or 0.89 percent of revenues.

     Net income based on GAAP was $219.9 million or $1.38 per diluted share versus $149.2 million or $0.98 per diluted share in 2003. For 2004, net income based on GAAP includes the following benefits totaling $58.8 million or $0.37 per diluted share: $41.1 million or $0.26 per diluted share for the reversal of previously accrued income taxes related to the gains realized on the sale of securities; foreign-exchange gains of $23.1 million ($15.7 million after tax or $0.10 per diluted share) related to currency hedging of the company’s Australian dollar-denominated purchase of Tech Pacific; and $2.9 million ($2.0 million net of tax or $0.01 per diluted share) primarily related to the favorable resolution of lease termination costs reserved under the profit-enhancement program. For 2003, net income based on GAAP includes a benefit of $70.5 million (or $0.46 per diluted share) for the reversal of previously accrued income taxes related to the gain on the sale of securities, as well as $45.4 million ($30.9 million net of taxes or $0.20 per diluted share) in major-program costs associated with the company’s profit-enhancement program.

     Non-GAAP net income, which excludes the special items listed above, was $161.1 million – a 47-percent increase over the $109.6 million in 2003 – while earnings per share were $1.01 in 2004 versus $0.72 in 2003.

     Capital expenditures for the full year were $37.0 million, while depreciation was $57.7 million.

Outlook for the First Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

     According to the company’s forecast for the first quarter ending April 2, 2005, sales are expected to range from $7.0 billion to $7.2 billion, with net income ranging from $47 million to $50 million, or $0.28 to $0.30 per diluted share based on approximately 164 million weighted average shares outstanding. Net income and earnings guidance excludes any reorganization costs, special items or integration expenses, which the company is unable to reasonably estimate at this time.

     “Driving the year-over-year sales growth of 12 to 15 percent are additional revenues from the former Tech Pacific business, coupled with organic growth in our existing operations,” said Foster. “The sequential decline of three to six percent reflects historical seasonal norms offset by a full quarter of Tech Pacific revenues. Historically, our fourth quarter is our strongest, followed by our first, with second and third quarters seasonally softer. As we disclosed in November, Tech Pacific is expected to add approximately $0.10 per share before integration costs for the full year, fairly evenly distributed among the four quarters.”

     Foster added: “Demand continues to be generally solid throughout the world, with some pockets of increasing competition and economic softness in specific markets. We expect to maintain or enhance market share through strategic initiatives to spur both sales and income, while expanding our reach into new technologies and markets.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EST. To listen to the conference call and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (630) 395-0019 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions
of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or entry into new markets could negatively impact our future operating results; (6) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or may we may be required to pay additional tax assessments; (10) we cannot predict with certainty, the outcome of an informal inquiry from the SEC; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers’ businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers -- increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended January 3, 2004; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

# # #

c 2005 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

     Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	January 1, 2005	January 3, 2004

ASSETS

Current assets:
Cash	$398,423	$279,587
Accounts receivable, including retained
interest in securitized receivables, net	3,037,417	2,455,902
Inventories	2,175,185	1,915,403
Other current assets	471,137	317,201

Total current assets	6,082,162	4,968,093

Property and equipment, net	199,133	210,722
Goodwill and other assets	645,442	295,347

Total assets	$6,926,737	$5,474,162

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,536,880	$2,821,518
Accrued expenses	607,684	390,244
Current maturities of long-term debt	168,649	128,346

Total current liabilities	4,313,213	3,340,108

Long-term debt, less current maturities	346,183	239,909
Deferred income taxes and other liabilities	26,531	21,196

Total liabilities	4,685,927	3,601,213

Stockholders' equity	2,240,810	1,872,949

Total liabilities and stockholders' equity	$6,926,737	$5,474,162

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)
	Thirteen Weeks Ended January 1, 2005

	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

Net sales	$7,453,423	$-	$7,453,423
Costs of sales	7,033,900	-	7,033,900

Gross profit	419,523	-	419,523

Operating expenses:
Selling, general and
administrative	311,229	-	311,229
Reorganization costs	(440)	440	-

	310,789	440	311,229

Income from operations	108,734	(440)	108,294
Interest and other	(6,416)	18,843	12,427

Income before income taxes	115,150	(19,283)	95,867
Provision for income taxes	35,952	(5,070)	30,882

Net income	$79,198	$(14,213)	$64,985

Diluted earnings per share:
Net income	$0.48	(0.08)	0.40

Diluted weighted average
shares outstanding	163,423,394	163,423,394	163,423,394

	Fourteen Weeks Ended January 3, 2004

	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

Net sales	$6,760,718	$-	$6,760,718
Costs of sales	6,397,400	-	6,397,400

Gross profit	363,318	-	363,318

Operating expenses:
Selling, general and
administrative	275,455	(1,826)	273,629
Reorganization costs	6,849	(6,849)	-

	282,304	(8,675)	273,629

Income from operations	81,014	8,675	89,689
Interest and other	12,797	-	12,797

Income before income taxes	68,217	8,675	76,892
Provision for income taxes	21,829	2,776	24,605

Net income	$46,388	$5,899	$52,287

Diluted earnings per share:
Net income	$0.30	$0.04	$0.34

Diluted weighted average shares outstanding	155,029,400	155,029,400	155,029,400

(a)	Special items in 2004 include net adjustments to reorganization costs of $440 primarily for favorable resolution of lease termination costs related to actions taken in prior years and a pre-tax foreign-exchange gain of $18,843 related to the forward currency exchange contract of the Company’s Australian-dollar denominated purchase of Tech Pacific. In addition, income taxes include a benefit of $1,100 for the reversal of previously accrued federal and state income taxes related to the gain on the sale of securities in 1999 and 2000.

(b)	Special items in 2003 include reorganization costs of $6,849 primarily for workforce reductions worldwide and facility consolidations, primarily in North America and Europe and $1,826 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of the Company’s IT infrastructure, as well as consulting, relocation, trasition, and other related costs.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Fifty-two Weeks Ended January 1, 2005

	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

Net sales	$25,462,071	$-	$25,462,071
Costs of sales	24,060,029	-	24,060,029

Gross profit	1,402,042	-	1,402,042

Operating expenses:
Selling, general and
administrative	1,121,571	-	1,121,571
Reorganization costs	(2,896)	2,896	-

	1,118,675	2,896	1,121,571

Income from operations	283,367	(2,896)	280,471
Interest and other	20,091	23,120	43,211

Income before income taxes	263,276	(26,016)	237,260
Provision for
income taxes	43,375	32,753	76,128

Net income	$219,901	$(58,769)	$161,132

Diluted earnings per share:
Net income	$1.38	$(0.37)	$1.01

Diluted weighted average
shares outstanding	159,680,040	159,680,040	159,680,040

	Fifty-three Weeks Ended January 3, 2004

	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

Net sales	$22,613,017	$-	$22,613,017
Costs of sales	21,389,529	(443)	21,389,086

Gross profit	1,223,488	443	1,223,931

Operating expenses:
Selling, general and
administrative	1,045,725	(23,363)	1,022,362
Reorganization costs	21,570	(21,570)	-

	1,067,295	(44,933)	1,022,362

Income from operations	156,193	45,376	201,569
Interest and other	40,399	-	40,399

Income before income taxes	115,794	45,376	161,170
Provision for (benefit from)
income taxes	(33,407)	84,982	51,575

Net income	$149,201	$(39,606)	$109,595

Diluted earnings per share:
Net income	$0.98	$(0.26)	$0.72

Diluted weighted average
shares outstanding	152,308,394	152,308,394	152,308,394

(a)	Special items in 2004 include net adjustments to reorganization costs of $2,896 primarily for favorable resolution of lease termination costs related to actions taken in prior years and a pre-tax foreign-exchange gain of $23,120 related to the forward currency exchange contract of the Company's Australian-dollar denominated purchase of Tech Pacific. In addition, income taxes include a benefit of $41,078 for the reversal of previously accrued federal and state income taxes related to the gain on the sale of securities in 1999 and 2000.

(b)	Special items in 2003 include major program costs of $45,376 and an income tax benefit of $70,461 for the reversal of previously accrued federal income taxes related to the gain on sale of securities in 1999. Major program costs consist of reorganization costs of $21,570 for workforce reductions worldwide and facility consolidations in North America and Europe; $23,363 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, outsourcing of the company's IT infrastructure, and software replaced by a more efficient solution, as well as a loss on the sale of a German semiconductor equipment distribution business, relocation, transition, and other related costs, partially offset by a gain on sale of excess land near the Company's corporate headquarters in Southern California; and $443 recorded as cost of sales in Europe, comprised of incremental inventory losses caused by the exit of certain markets.

     Ingram Micro Inc.
Supplementary Information
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended January 1, 2005

		Income from operations

	Net Sales	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

North America	$3,140,906	$37,891	$259	$38,150
Europe	2,989,144	57,867	(699)	57,168
Asia-Pacific	986,176	7,215	-	7,215
Latin America	337,197	5,761	-	5,761

	$7,453,423	$108,734	$(440)	$108,294

	Fourteen Weeks Ended January 3, 2004

		Income (Loss) from operations

	Net Sales	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

North America	$3,079,858	$45,706	$5,886	$51,592
Europe	2,766,595	44,758	1,980	46,738
Asia-Pacific	599,486	(7,857)	41	(7,816)
Latin America	314,779	(1,593)	768	(825)

	$6,760,718	$81,014	$8,675	$89,689

(a)	Special items in 2004 represent net adjustments to reorganization costs of $440 (credit of $699 in Europe, partially offset by a charge of $259 in North America), primarily related to actions taken in prior years for lower than expected costs associated with facility consolidations.

(b)	Special items in 2003 include reorganization costs of $6,849 ($4,060 in North America, $1,980 in Europe, $41 in Asia-Pacific and $768 in Latin America) primarily for workforce reductions worldwide and facility consolidations, primarily in North America and Europe; and $1,826 charged to selling, general and administrative expenses in North America, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of the Company's IT infrastructure, as well as consulting, relocation, transition and other related costs.

     Ingram Micro Inc.
Supplementary Information
(Dollars in 000s)
(Unaudited)

	Fifty-two Weeks Ended January 1, 2005

		Income from operations

	Net Sales	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

North America	$11,776,679	$130,321	$(2,234)	$128,086
Europe	9,839,185	129,754	(978)	128,776
Asia-Pacific	2,741,608	9,796	316	10,112
Latin America	1,104,599	13,496	-	13,496

	$25,462,071	$283,367	$(2,896)	$280,471

	Fifty-three Weeks Ended January 3, 2004

		Income (Loss) from operations

	Net Sales	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

North America	$10,964,761	$94,501	$28,633	$123,134
Europe	8,267,000	73,248	15,610	88,858
Asia-Pacific	2,319,982	(10,335)	74	(10,261)
Latin America	1,061,274	(1,221)	1,059	(162)

	$22,613,017	$156,193	$45,376	$201,569

(a)	Special items in 2004 represent net adjustments to reorganization costs of $2,896 (credit of $2,234 in North America and $978 in Europe, partially offset by a charge of $316 in Asia-Pacific) primarily related to actions taken in prior years for lower than expected costs associated with facility consolidations.

(b)	Special items in 2003 include reorganization costs of $21,570 ($11,234 in North America, $9,203 in Europe, $74 in Asia-Pacific and $1,059 in Latin America) for workforce reductions worldwide and facility consolidations in North America and Europe; $23,363 charged to selling, general and administrative expenses ($17,399 in North America and $5,964 in Europe), primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, outsourcing of the Company's IT infrastructure, and software replaced by a more efficient solution, as well as a loss on the sale of a German semiconductor equipment distribution business, relocation, transition, and other related costs, partially offset by a gain on sale of excess land near the Company's corporate headquarters in Southern California; and $443 recorded as cost of sales in Europe, comprised of incremental inventory losses caused by the exit of certain markets.